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 The Piacente Group, Inc.

 Brandi Floberg or Lee Roth

 212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED INTERNATIONAL HOLDINGS REPORTS

SECOND QUARTER FISCAL 2011 FINANCIAL RESULTS

Achieves Net Income of $0.9 Million or $0.18 EPS for the Second Quarter on $157.0 Million Sales and Improved Margins

SED to Host Investment Community Conference Call on Thursday, February 10th at 4:30 PM ET

TUCKER, GA – February 10, 2011 – SED International Holdings, Inc. (OTCBB: SECX), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced financial results for the fiscal 2011 second quarter ended December 31, 2010.

Second Quarter Fiscal 2011 Financial Highlights, Year-over-year Comparisons:

•

Net sales increased 11.8% to $157.0 million.

o

Microcomputer product sales, including handling revenue, increased 19.5% to $138.1 million.

o

Consumer electronics product sales were $18.9 million, compared with $24.8 million in the first quarter of fiscal 2010.

o

US domestic sales, including exports after eliminations, increased 8.6% to $123.1 million.

o

Latin American sales increased 25.1% to $33.9 million, after translation into U.S. dollars.  When measured in local currencies, Latin American sales increased 18.9%.

•

Operating income improved to $1.2 million compared with a loss of ($1.2) million in the second quarter of fiscal 2010 which included a $1.6 million employment settlement charge related to the early retirement of a senior executive.

•

Net income grew to $0.9 million or $0.18 per diluted share in the second quarter of fiscal 2011 compared with a net loss of ($1.4) million or ($0.31) per diluted share in 2010.1

•

Gross margin as a percentage of net sales improved to 5.8% in the second quarter of fiscal 2011 from 5.1%, as a result of increases in e-commerce sales, the company’s operations initiatives, and currency exchange from SED’s Latin American subsidiaries.

•

As of December 31, 2010 cash and cash equivalents were $4.8 million, net trade receivables were $60.1 million, net inventories were $54.9 million, working capital was $19.9 million and total shareholder’s equity was $21.3 million.

•

SED’s Return on Invested Capital, or ROIC, for the second quarter of fiscal 2011 was 6.5%. SED’s ROIC metric is calculated on an annualized basis using after-tax operating income divided by average quarter end stockholders’ equity and debt, net of cash.

•

To support SED’s growth, its US revolving credit facility with Wells Fargo (formerly Wachovia Bank) was increased from $50 to $55 million with opportunity to increase to $75 million over time and subject to

1 Net Income for the second quarter of fiscal 2010 included a $1.6 million employment settlement charge related to the early retirement of a senior executive. Excluding the settlement charge, net income for the second quarter of fiscal 2010 was $0.2 million or $0.05 per diluted share on a pro forma basis.

meeting certain criteria. This is in addition to the $3.7 million unsecured line of credit with Helm Bank (formerly Banco de Credito (Colombia)).

•

At December 31, 2010, available borrowings under SED’s revolving credit facility with Wells Fargo were $14.9 million after deducting $1.8 million in reserves for outstanding letters of credit and $3.7 million under its line of credit with Helm Bank.

Six Months Ended December 31, 2010 Financial Highlights, Year-over-year Comparisons:

•

Net sales increased 11.3% to $298.6 million.

o

Microcomputer product sales including handling revenue, increased 16.2% to $261.6 million compared with $225.2 million in fiscal 2010.

o

Consumer electronics product sales were $37.0 million, compared with $43.2 million for the six months ended December 31, 2009.

o

Domestic sales, including exports after eliminations, increased 7.2% to $230.2 million.

o

Latin American sales increased 27.4% to $68.4 million, after translation into U.S. dollars.  When measured in local currencies, Latin American sales increased 21.5%.

•

Operating income in fiscal 2011 improved to $2.4 million, compared with an operating loss of ($94,000) in 2010, which included a $1.6 million employment settlement charge related to the early retirement of a senior executive.

•

Net income in fiscal 2011 grew to $1.6 million, or $0.32 per diluted share, compared with a net loss of ($0.9) million, or ($0.21) per diluted share in 2010.1

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Gross margin as a percentage of net sales increased to 5.5% from 5.2%.

Second Quarter Fiscal 2011 Corporate Highlights

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Appointed new Chief Financial Officer Stan Baumgartne, a seasoned financial executive with an extensive Fortune 500 background.

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Added three new key vendors: Boss Electronics for tablet PCs, Security Labs for security camera systems, and Razer for gaming accessories.

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Reserved an additional $250,000 for purchases under its stock repurchase program under which 87,000 shares of SED were repurchased at an average price of $3.00 during the second quarter of fiscal 2011. Since the inception of the repurchase plan in August 2009, SED had repurchased a total of 192,898 shares at an average cost of $2.76 as of December 31, 2010.

“Our second quarter growth and improved profitability demonstrated continuing execution of our operational initiatives, success in developing higher margin product categories, and deeper penetration within specific market segments, most notably e-commerce and Latin America. The combination of operational execution and a growing accessory business resulted in higher gross margins, which, including currency exchange, improved by 68 basis points year-over-year and 79 basis points sequentially,” said Jonathan Elster, SED’s President and Chief Executive Officer. “Our increase in domestic revenues was primarily driven by double digit growth in our computer and hard drive product lines as well as strong sales among our e-commerce customer base, particularly during the 2010 holiday season. We continued to gain traction in the Latin American market with nearly 30% sales growth year-to-date driven by sales of computer products, printers and consumable printer products.

“Additionally, we remain focused on expanding our relationships with important industry players that enhance our vendor line card and diversify our offerings.  During the quarter we also welcomed a key addition to our management team, Stan Baumgartner, our new CFO. Stan brings a wealth of financial expertise and public company experience that will prove invaluable to SED as we continue to execute on our growth initiatives and create value for our shareholders,” Mr. Elster concluded.

1 Net Income for the six months ended December 31, 2009 included a $1.6 million employment settlement charge related to the early retirement of a senior executive. Excluding the settlement charge, net income for the six months ended December 31, 2009 was $0.16 per diluted share.

Conference Call

SED’s CEO and CFO will host a teleconference and webcast on Thursday, February 10 beginning at 4:30 p.m. Eastern standard time to discuss the Company’s financial results and recent developments. Interested parties may participate in the conference call by dialing 1-877-941-8416 in the United States and Canada, and 1-480-629-9808 internationally. For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through February 23, 2011. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID Number 4406396#.

The call will be also be available as a live, listen-only webcast on the “Investor Relations” section of the Company’s website at http://www.sedonline.com. Following the live webcast, an online archive will be available for 90 days.

For more detailed information on the Company’s financial results, please refer to SED’s related Form 10-Q filed with the U.S. Securities & Exchange Commission, which will be accessible online at www.sec.gov or www.SEDonline.com.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

SED International Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	December 31, 2010	June 30, 2010

	(Unaudited)	(Note 1)

ASSETS
Current assets:
Cash and cash equivalents	$4,769	$7,445
Trade receivables, net of allowance for doubtful accounts of $654 and $542, respectively	60,094	53,893
Inventories	54,898	47,948
Deferred tax assets, net	362	313
Other current assets	6,385	3,897
Total current assets	126,508	113,496
Property and equipment, net	1,396	926
Total assets	$127,904	$114,422

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$63,555	$61,955
Accrued and other current liabilities	8,555	10,129
Revolving credit facilities	34,497	22,297
Total liabilities	106,607	94,381

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1.00 par value; authorized: 129,500 shares, none issued	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 6,749,031 shares issued and 4,913,250 shares outstanding at December 31, 2010 and 6,739,031 shares issued and 5,044,540 shares outstanding at June 30, 2010	68	68
Additional paid-in capital	70,122	69,957
Accumulated deficit	(31,607)	(33,229)
Accumulated other comprehensive loss	(3,789)	(3,668)
Treasury stock 1,835,781 shares at December 31, 2010 and 1,694,491 shares at June 30, 2010, at cost	(13,497)	(13,087)
Total shareholders' equity	21,297	20,041
Total liabilities and shareholders' equity	$127,904	$114,422

SED International Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$156,950	$140,424	$298,629	$268,363
Cost of sales	147,803	133,229	282,322	254,432
Gross profit	9,147	7,195	16,307	13,931
Operating expenses:
Selling, general and administrative expense	7,225	6,217	13,590	12,263
Employment contract settlement expense	—	1,600	—	1,600
Depreciation and amortization expense	117	99	213	204
Foreign currency transaction loss (gain)	568	482	121	(42)
Total operating expenses	7,910	8,398	13,924	14,025
Operating income (loss)	1,237	(1,203)	2,383	(94)
Interest (income) expense:
Interest income	(11)	(28)	(27)	(47)
Interest expense	263	348	495	790
Interest, net	252	320	468	743
Income (loss) before income taxes	985	(1,523)	1,915	(837)
Income tax expense (benefit)	101	(151)	293	83
Net income (loss)	$884	$(1,372)	$1,622	$(920)

Basic income (loss) per common share:	$.19	$(.31)	$.35	$(.21)

Diluted income (loss) per common share:	$.18	$(.31)	$.32	$(.21)
Weighted average number of common shares outstanding:
Basic	4,583,000	4,427,000	4,629,000	4,344,000
Diluted	5,038,000	4,427,000	5,056,000	4,344,000